UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: March 10, 2014

GulfSlope Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51638	16-1689008
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 CityWest, Suite 800
Houston, Texas  77042
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (281) 918 4100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 10, 2014, GulfSlope Energy, Inc. (the “Company”) entered into a farm out letter agreement with Texas South Energy, Inc. (“Texas South”), relating to five prospects (the “Prospects”) located within 2.2 million acres of 3D seismic licensed and interpreted by the Company.  The Company intends to acquire oil & gas leases covering these Prospects.

Under the terms of the farm-out letter agreement, Texas South will acquire up to a 20% working interest in the Prospects for up to $10 million, payable in full by April 11, 2014.  Texas South has also agreed to pay its proportionate share of the net rental costs related to the Prospects.  The Company is obligated to refund all or a portion of the $10 million if it is unsuccessful in obtaining some or all of the leases comprising the Prospects and unable to substitute prospects of similar value as mutually agreed.  The Company will be the operator of record and has the right to negotiate all future joint operating agreements related to the Potential Leases, including the Prospects.  James M. Askew, a director and beneficial owner of 8.8% of the common stock of the Company, is the chief executive officer, director, and beneficial holder of greater than 10% of the common stock of Texas South.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 14, 2014

GULFSLOPE ENERGY, INC.

By:	/s/ John N. Seitz
John N. Seitz, Chief Executive Officer